FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) to the Employment Agreement is made this 10th day of December, 2014 by and between Vertex Pharmaceuticals Incorporated (“Vertex”) and Jeffrey M. Leiden, M.D., Ph.D. (the “Executive”).
RECITAL
WHEREAS, Vertex and the Executive previously have entered into an employment agreement dated December 14, 2011 (the “Employment Agreement”);
WHEREAS, Vertex and the Executive wish to modify certain provisions in the Employment Agreement, and add certain provisions to the Employment Agreement;
NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows, effective as of the date first written above:
1.    Section 2 of the Employment Agreement is amended to state as follows:
2.    Term. Subject to earlier termination as hereinafter provided, the Executive’s employment under this Agreement shall be for a term (the “Term”) commencing on December 14, 2011 (the “Commencement Date”) and expiring on December 31, 2017 (the “Expiration Date”). The Term of this Agreement may be extended or renewed only by written agreement signed by the Executive and an expressly authorized representative of the Board, provided, however, that if the Executive’s employment with the Company continues beyond the Expiration Date, the provisions of Section 5(d) of the Agreement shall continue to remain in full force and effect unless or until amended or superseded by written agreement.
2.    Section 3(a) of the Employment Agreement is amended by deleting the first two sentences thereof and substituting therefor the following:
During the Term of this Agreement, the Executive shall be appointed as and serve as the Company’s Chairman, President and Chief Executive Officer.
3.    Section 3(e) of the Employment Agreement is amended by adding the following sentences to the end thereof:
Upon the conclusion of the Term of this Agreement on the Expiration Date, the Company may propose to the shareholders of the Company at each appropriate Annual Meeting of such shareholders the reelection of the Executive as a non-employee member of the Board through the period ending December 31, 2018 or thereafter. Notwithstanding the foregoing, the Board of Directors may request that the Executive resign from the Board at any time between January 1, 2018 and December 31, 2018, and the Executive shall comply with the Board’s request, and such request and resignation shall not give rise to any liability for severance under the terms of the Employment Agreement. However, if the Executive resigns at the request of the Company from the Board at any time between January 1, 2018 and December 31, 2018, or if he is not re-nominated to the Board at the Company’s annual stockholder meeting in 2018, the Executive’s Board service will be deemed to continue through December 31, 2018 for purposes of: (i) vesting in any granted equity; and (ii) the length of service calculation for the Executive’s eligibility for the “Career Employment Provisions” of any then outstanding equity grants, to the extent applicable.
4.    Section 4(a) of the Employment Agreement is amended by replacing One Million Dollars ($1,000,000) per year with $1,300,000, effective January 1, 2015.
5.    Section 4(c) is amended by adding the following to end of subparagraph (iv):
Effective with respect to equity grants made after January 1, 2015 (and therefore excluding the grant described in subparagraph (v) below), all of the Executive’s years of service as a Non-Employee Board member shall be counted for purposes of calculating the Executive’s eligibility for the “Career Employment Provisions” of such grants, to the extent applicable.
6.    Section 4(c) is amended by adding new subparagraph (v) to state as follows:
(v)    On the effective date of this Amendment, the Board shall grant the Executive 125,000 shares of restricted stock, subject to the Executive’s signing of an agreement having material terms substantially similar to the executive retention grants made as of October 30, 2014, under which this retention grant is granted. Except as otherwise provided in this Agreement, the retention grant shall be subject to all terms and conditions of the Vertex Pharmaceuticals Incorporated 2013 Stock and Option Plan, and to such Company securities trading policies generally applicable to Company executives and the equity granted to them, as in effect from time to time.
7.    Section 4(i) of the Employment Agreement is amended to state as follows:
Reimbursement of Legal Fees. The Company shall reimburse the Executive’s legal fees and expenses incurred in the negotiation of the terms and conditions of the First Amendment to the Employment Agreement, to a maximum total reimbursement not to exceed twenty thousand dollars ($20,000), subject to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company.
8.    Section (5)(d)(i) of the Employment Agreement is amended by adding the following provision after Section 5(d)(i)(E):
(F)    The eighteen (18) months from the Date of Termination referenced in Sections (5)(d)(i)(D) and (E) shall be counted respectively toward the Executive’s length of service calculation for the Executive’s eligibility for the “Career Employment Provisions” of any outstanding 2014 equity grants, to the extent applicable.
9.     Section 5(g)(i)of the Employment Agreement is amended by adding the following sentence at the end of the paragraph:
For the avoidance of doubt, the retention stock grant under Section 4(c)(v) shall also vest in full on the Accelerated Vesting Date.
10.    Section 9(f) of the Employment Agreement is amended to state as follows:
(f)    “Final Pro-Rated Bonus” means the sum that results from multiplying the Annual Bonus that the Executive would have earned based upon the Company’s performance for the fiscal year in which the Date of Termination occurs had he continued employment through the last day of the fiscal year, by a fraction, the numerator of which shall be the number of days the Executive was employed during the fiscal year, through the Date of Termination, and the denominator of which shall be 365 (but in no event shall the pro-rated bonus exceed the pro-rated bonus target).
In witness whereof, the parties have executed this First Amendment as of the date first mentioned above.
VERTEX PHARMACEUTICALS         EXECUTIVE
INCORPORATED

By:    /s/ Bruce I. Sachs        By:    /s/ Jeffrey M. Leiden
Bruce I. Sachs            Jeffrey M. Leiden, M.D., Ph.D.
Director

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